Exhibit 2.2.2

Execution Version
WEST RECEIVABLE SERVICES, INC.
11808 Miracle Hills Drive
Omaha, Nebraska 68154

December 23, 2019
HMS Holdings Corp.
5615 High Point Drive
Irving, Texas 75038
Attention: Chief Financial Officer

HMS Holdings Corp.
5615 High Point Drive
Irving, Texas 75038
Attention: Chief Legal Officer

        RE: Letter Agreement Amending Membership Interest Purchase Agreement
Reference is hereby made to that certain Membership Interest Purchase Agreement (the “MIPA”), dated as of November 20, 2019, by and between West Receivable Services, Inc., a Delaware corporation (“Seller”) and HMS Holdings Corp., a Delaware corporation (“Buyer”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the MIPA. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Seller and the Buyer hereby agree as follows:
1.The Parties agree to amend Section 9.2(a) of the MIPA to add a new clause (vii) that reads as follows:
“(vii) the matters set forth on Section 9.2(a)(vii) of the Company Disclosure Schedule (the “Designated Claim”).”
2.The Parties agree to add a new Section 9.2(a)(vii) to the Company Disclosure Schedule in the form attached hereto as Exhibit A.
3.The Parties agree to amend and restate Section 9.2(b)(ii) of the MIPA to read, in its entirety, as follows:
“(ii) except with respect to fraud, in no event shall Seller have an obligation to indemnify the Buyer Indemnified Parties pursuant to (A) Section 9.2(a)(vi) until the Buyer Indemnified Parties have incurred Losses in excess of $1,000,000 in the aggregate pursuant thereto, and then only to the extent of such excess (subject to the immediately following clause (iii)) or (B) Section 9.2(a)(vii) until the Buyer Indemnified Parties have incurred Losses in excess of $15,000,000 in the aggregate pursuant thereto, and then only to the extent of such excess;”
4.The Parties agree to amend and restate Section 9.2(b)(iii) of the MIPA to read, in its entirety, as follows:

“(iii) except with respect to fraud, in no event shall the aggregate amount of Losses for which Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to Section 9.2(a)(vi) exceed $5,000,000;”
5.The Parties agree to amend and restate Section 9.2(b)(iv) of the MIPA to read, in its entirety, as follows:
“(iv) except with respect to indemnification pursuant to Sections 9.2(a)(iii), 9.2(a)(iv), 9.2(a)(v), 9.2(a)(vi), 9.2(a)(vii) or fraud, in no event shall Seller be required to provide indemnification to any Buyer Indemnified Party for any single claim or aggregated claims arising out of substantially the same events or circumstances pursuant to Section 9.2 unless the amount of such claim or aggregated claims arising out of substantially the same events or circumstances exceeds $20,000 (the “De Minimis Amount”) (and the amount of Losses with respect to such claims that do not exceed the De Minimis Amount shall not be aggregated for purposes of the foregoing clause (i)).”
6.The Parties agree to amend and restate the last sentence of Section 9.2(b) of the MIPA to read, in its entirety, as follows:
“Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, in no event shall the obligation of Seller to indemnify the Buyer Indemnified Parties for Losses pursuant to Section 9.2(a)(v) be limited by operation of this Section 9.2(b) and the limitations set forth in this Section 9.2(b) shall not apply in the case of fraud.”
7.The Parties agree that for all purposes of Section 9.4(b) and Section 9.4(c) of the MIPA, any Designated Claim which is a Third Party Claim shall be treated the same as the Special Claims.
8.The Parties agree to add the following sentence as a new sentence at the end of Section 9.5(f):
“Notwithstanding the foregoing and for the avoidance of doubt, for purposes of Section 9.2(b), Losses are deemed to be incurred by the Buyer Indemnified Parties irrespective of whether they have been recovered by any such Buyer Indemnified Party under the RWI Policy or pursuant to other means.”
Solely to the extent necessary to effect the foregoing, the Parties agree this letter agreement shall be an amendment to the MIPA. The Buyer and the Seller hereby affirm that the terms and conditions of the MIPA shall remain in full force and effect, except to the extent amended hereby.

[Signature Page Follows]

Sincerely
West Receivable Services, Inc.

By: /s/ Louis Brucculeri
Name:  Louis Brucculeri
Title: Secretary

[Signature Page to Letter Agreement Amending Membership Interest Purchase Agreement]

Acknowledged and Agreed by:
HMS Holdings Corp.
By: /s/ Jeffrey S. Sherman
Name:  Jeffrey S. Sherman
Its: Executive Vice President, Chief Financial
Officer and Treasurer

Exhibit A
[Omitted]